EXHIBIT 10.1

AUTHENTIC HOLDINGS, INC., (OTC PINK: AHRO) RELEASES SHAREHOLDER UPDATE

Management discusses 2024 Outlook.

SOMERVILLE, NJ., February 21, 2024. Authentic Holdings, Inc, OTC PINK AHRO.

There have been many challenges in our recent past years. However, given those challenges the company survived them all and we are, in our opinion, stronger than ever.

We have made tremendous strides in all four subsidiaries on a fundamental basis and in the case of one particular subsidiary we recently started generating revenue with sales growing each consecutive month since its launch in November of 2023.

We will also be paring down the remaining debt over the next six months, making our balance sheet much stronger and contemporaneously getting a “independent” valuation analysis on our purchase of Goliath Motion Pictures back in 2023. Once completed it is our opinion that we could potentially add over $5 million to the Company’s balance sheet.

We feel 2024 will be a pivotal year for the Company which will be generating increasing revenue streams on a consistent basis that will give the Company the credibility that it needs to become worthy of serious investor interest.

Subsidiary Overview

Authentic Heroes

Our patented process for creating thousands of re-animated clones from one original event worn item in our opinion will finally get the focus it needs and yield substantial results going forward.

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In 2023 we spent a lot of time perfecting the manufacturing process for Authentic Heroes. We now have the ability to produce our products in a matter of days rather than months. As a result, we have also reduced our COGS dramatically utilizing this new manufacturing process, and now have a very simple supply chain which can be accessed both here in the USA and overseas when and if necessary.

The second component giving Authentic Heroes what it needs to become very successful is to bring the management and strategic relationships to bear that have tremendous track records in the area of “merchandising.”

We are now in the process of bringing on strategic relationships that will give Authentic Heroes the management and influence it needs to become a player in the world of music and sports merchandise.

Once these relationships are solidified, Authentic’s will have the full-time focus it needs to become a potential standout in the “merch” industry. We expect to announce one of those relationships in the very near future.

Vinyl Records

Vinyl Records, with the challenges we experienced in 2022 and 2023 would normally be an area most would stay clear of. We instead have taken a very proactive approach to vinyl.

One thing that we found out we had was valuable music properties that the retailers wanted, and the ability to produce hundreds of thousands of records in a short window of time.

The logistics surrounding the shipping and “intellectual property rights” were an area that was littered with the unforeseen for us as it related to US Customs issued in 2023 and the JIT logistic issues during the holiday season of 2022.

We are now in the process of procuring the necessary copyrights on the “Old is Gold” Christmas album and will attempt to re-market the inventory we created to retailers abroad and here in the USA.

The outlook for “vinyl production” remains very strong https://finance.yahoo.com/news/global-vinyl-record-market-sees-132800086.html and as a result it is our intention to continue to pursue opportunities in this arena.

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Digital Assets

We have completed all of the engineering and coding in creating arguably the one of the largest NFT Minting Platform ever created. In addition to being a massive platform capable of storing over 100MM NFTs it is also “blockchain agnostic”. This allows the matriculation to our platform any NFT minted on just about any blockchain such as Solano, Wax, Cardano etc.

The platform known as “The NFT Mint Farm” will market both individual digital collectibles and also bundle digital assets/NFTs with our physical collectibles. It the case of a bundle it could consist of the digital representation of physical item such as a jersey you bought that can be worn in the Metaverse.

The initial push will more than likely be developing a community for the many “rug pulls” that occurred in the NFT marketplace.

https://www.linkedin.com/pulse/biggest-rug-pulls-nft-history-xchangeon?trk=public_post

We are fully capable of hosting just about any rug pull since our platform as mentioned earlier is blockchain agnostic and our team is ready to create a template for a rug pull community in a matter of days. Our goal is developing a community utilizing our ability to create a platform for rug pull victims, giving them a platform where they can live. So, we are after what we call “orphan NFTs” or NFTs with no home, no trading platform. Now they can come to our platform and re-create what once was before any rug pulls that occurred.

We are looking at over a dozen rug pull opportunities and when we launch one it will be in conjunction with a press release announcing what we are going to call “The Orphan Project.

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Maybacks Global Entertainment

Maybacks Global Entertainment has gone through a complete overhaul as it relates to our broadcasting platform and our backend tech support. Maybacks now has 56 channels and with plans to go to 100 over the next few years by adding “affiliate broadcast stations and our own proprietary channels.

With the coming growth in our footprint comes the need to have the best broadcast platform available. Maybacks has now partnered with Wise DV https://wisedv.com/home one of the leaders in the field of broadcast technology.

Their “user-interface” ( UI ) is second to none and allows us to interface and control all 56 channels from a 34-inch desktop screen. It is the equivalent of a major broadcast studio inside an app.

Maybacks is very much in the middle of a major expansion in not only channel count but in its potential viewing audience. We are seeing that show up in the growth in ad revenue.

Maybacks will generate ad revenue in two different ways. The first is with what are known as “insert ads” and the other will be through “Vast Tags” Insert ads are advertisements that run on our scheduled TV programming or what is known as “linear television”. Linear television operates on a predetermined programming schedule, unlike “on-demand” content which the individual viewer decides to watch based on their own preferences and schedule.

We have signed a 2-year agreement with Worldlink Media, Inc., a media buying company http://www.worldlinkmedia.com/index.php to represent one of our channels “Comfy TV” on an exclusive basis. We started the advertising program with Worldlink in November of 2023 and have seen sales increase dramatically on a month-to-month basis.

We are currently tracking at the equivalent of $500,000 per annum with just one channel of our 56 channels in Comfy TV and expect to be annualizing at $1,000,000 or more by the end of 3rd quarter 2024.

Due to Comfy’s success Worldlink has requested that we give them 4 more channels to sell to their national advertisers.” We are now in discussions with WorldLink to roll out those channels in the very near future.

Based on just the insert ad revenue Maybacks could be cash flow positive by the end June on a monthly basis.

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Vast Tags https://www.adjust.com/glossary/vast-tag/ are the other source of ad revenue that Maybacks will be aggressively pursuing for the foreseeable future. We initially had a program that was to launch with Local BTV but challenges that Local BTV had financially precluded us from launching that program.

In the coming weeks Maybacks will launch its own “Vast Tag” program over our 56 channels as well as our affiliate stations. Launching our program will allow us to keep 100% of the revenue derived by the ads as opposed to 40% of the ad revenue which was the program we had with Local BTV.

Maybacks is in the middle of negotiating two separate partnerships with very large marketing partners which have a global footprint that will bring to bear a populous of 350,000,000 + people that will be exposed to our branded network iDreamTv for the first time. We will be running banner ads at zero cost to Maybacks since we own the network to that audience.

These partnerships will fuel our global audience growth, potentially increase our ad rates, and aggressively fuel our Vast Tag potential for the foreseeable future.

We are highly optimistic that Maybacks is now positioned for substantial growth. We are also in the development of a one-of-a-kind service to be offered to our viewing audience at a price that everyone can afford.

We have the content; partnerships and we own the distribution. Free TV is back with a vengeance, and it is our opinion that Maybacks will be one of the companies in the forefront.

We appreciate your taking the time to read this management update and look forward to keeping you apprised of our progress across the four subsidiaries underneath the Authentic Holdings, Inc umbrella.

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